EXHIBIT 99.1

NRx Pharmaceuticals Announces Leadership Transition

Robert Besthof, Head of Operations and Chief Commercial Officer, Appointed Interim CEO

Jonathan Javitt, MD, MPH, to Serve as a Consultant and Chief Scientist and Remain on the Board of Directors

RADNOR, Pa., March 8, 2022 – NRx Pharmaceuticals (Nasdaq: NRXP) (“NRx” or the “Company”), a clinical-stage, biopharmaceutical company, today announced that Jonathan Javitt, MD, MPH, has retired as Chief Executive Officer effective immediately. The Board of Directors appointed Robert Besthof, Head of Operations and Chief Commercial Officer, as Interim CEO.

With experience working with Pfizer, Eli Lilly and Wyeth during his career, Mr. Besthof is a seasoned operating executive who will be responsible for leading the management team and working with the Board of Directors to advance the Company’s pipeline and growth initiatives. He has been instrumental in building and managing the teams that have developed NRx’s pipeline to date. As part of the transition, Dr. Javitt will assume a new consulting role as the Company’s Chief Scientist, where he will continue to help advance the Company’s pipeline. Dr. Javitt will remain on the Board of Directors, but will no longer be responsible for company operations or day-to-day management. The Board of Directors will initiate a search process to identify its next CEO.

“Since founding NRx, Jonathan built a biopharmaceutical company that made significant progress in developing a novel pipeline of promising therapeutic options in areas of very high unmet need,” said Patrick Flynn, a founding investor in NRx and member of the Board of Directors. “Under Jonathan’s leadership, in about three years NRx advanced from an idea to reading out a Phase 2 study and obtaining Breakthrough Therapy Designation and a Special Protocol Agreement for the first drug in development for bipolar depression and Acute Suicidal Ideation and Behavior (ASIB). In 2020, when the COVID pandemic hit our nation, the NRx team initiated a P2/3 clinical study in Critical COVID-19 with aviptadil, going from concept to dosing our first patient in about 12 weeks. Today NRx has a pipeline of late-stage drugs that can serve as platform for numerous indications in the psychiatry and respiratory space (e.g., non-COVID-19 ARDS).”

Flynn continued, “After taking the Company public last year, Jonathan and the Board agree that this is the right time to find a new leader to scale and commercialize NRx’s work. We are extremely grateful for Jonathan’s contributions to NRx, and we are very pleased that he will continue to provide guidance as a consultant for the Company. NRx will benefit from his expertise as we continue to drive sustainable, long-term value for our shareholders.”

The Company’s new acting CEO, Robert Besthof, confirmed that given the changing global geopolitical environment the Company will narrow its geographic focus on strategic priorities that are principally based in the United States. These are the development and approval of ZYESAMI® (aviptadil), for treatment of Critical COVID-19 and other applications, and advancing the Company’s psychiatric portfolio, including NRX-101. The Company will also continue to evaluate the global market, partnership, and development opportunities for the BriLife™ vaccine for the prevention of COVID-19.

“NRx has a strong pipeline of novel therapeutic candidates in late-stage clinical trials. We continue to advance ZYESAMI®, a promising therapeutic option to help treat COVID-19 as well as other respiratory diseases, and we have a real opportunity to bring this treatment to market. In spite of vaccines, in the United States we are still losing every day 1000-2000 individuals to COVID-19” said Besthof. “I look forward to working closely with the Board and Dr. Javitt to fulfill our motto of ‘Bringing Hope to Life’ and to deliver lifesaving cures to patients with unmet needs. I am excited to lead the Company as we continue to build on our strong foundation.”

Dr. Javitt added, “My time leading NRx and taking the Company public has been the experience of a lifetime. Nothing has meant more to me as a physician than the patients who have reached out to us to thank us for returning them to their families.”

Background on Robert Besthof

Most recently, Mr. Besthof served as Head of Operations and Chief Commercial Officer of NRx, where he was responsible for managing the Company’s operations, partnerships, and therapeutics pipeline. Prior to joining NRx, Besthof served as Vice President of Global Commercial Development for Neuroscience & Pain at Pfizer. He has managed numerous specialty disease area business lines and has deep experience identifying commercial pathways and markets, launching breakthrough products, and closing numerous licensing deals. He has also held roles at Eli Lily and Wyeth, and earlier in his career he worked for Deutsche Bank and for various consulting firms. He holds a B.A. from Case Western Reserve University and a Master’s Degree in International Management from the Thunderbird School of Global Management.

About NRx Pharmaceuticals

NRx Pharmaceuticals (Nasdaq: NRXP) draws on decades of collective, scientific and drug-development experience to bring improved health to patients. Its investigational product, ZYESAMI® (aviptadil) for patients with COVID-19, has been granted Fast Track designation by the US Food and Drug Administration (FDA) and is currently undergoing phase 3 trials funded by the US National Institutes of Health, the Biomedical Advanced Research and Development Authority part of the US Department of Health and Human Services, and the Medical Countermeasures program, part of the US Department of Defense. The FDA has additionally granted Breakthrough Therapy Designation, a Special Protocol Agreement, and a Biomarker Letter of Support to NRx for NRX-101, an investigational medicine to treat bipolar depression in patients with acute suicidal ideation and behavior (ASIB). NRX-101 is currently in Phase 3 trials, with readouts expected in 2022/2023. In July 2021, NRx was awarded an exclusive worldwide license to develop and commercialize the BriLife (VSV-ΔG) COVID-19 vaccine developed by the Israel Institute of Biological Research.

Cautionary Note Regarding Forward-Looking Statements

This announcement of NRx Pharmaceuticals, Inc. includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the US Private Securities Litigation Reform Act of 1995, which may include, but are not limited to, statements regarding our financial outlook, product development, business prospects, and market and industry trends and conditions, as well as the Company's strategies, plans, objectives, and goals. These forward-looking statements are based on current beliefs, expectations, estimates, forecasts, and projections of, as well as assumptions made by, and information currently available to, the Company's management.

The Company assumes no obligation to revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Accordingly, you should not place reliance on any forward-looking statement, and all forward-looking statements are herein qualified by reference to the cautionary statements set forth above.

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